Exhibit 99.2

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Introduction

Our primary sources of revenues are interest income, which is the interest that our borrowers pay on our loans, and operating lease income, which is the rent that our corporate customers pay us to lease our corporate tenant lease (“CTL”) properties. A smaller and more variable source of revenue is other income, which consists primarily of prepayment penalties and realized gains that occur when our borrowers repay our loans before their maturity date. We generate income from the differential between the revenues generated from our loans and leases and our interest expense and the cost of our operations, often referred to as the “spread” or “margin.”  The Company seeks to match-fund its revenue generating assets with either fixed or floating rate debt of a similar maturity so that rising interest rates or changes in the shape of the yield curve will have a minimal impact on the Company’s earnings. Initially, we fund our new lending and leasing activity with our short term debt sources such as our lines of credit. We then match-fund our assets by raising longer-term unsecured debt, secured debt and equity capital in the public and private capital markets.

Key Performance Measures

Profitability Metrics

We use the following metrics, as determined on an annual basis, to measure our profitability:

•       Adjusted diluted earnings per share (see section captioned “Adjusted Earnings” for more information on this metric).

•       Net Finance Margin, calculated as the rate of return on assets less the cost of debt. The rate of return on assets is the sum of interest income and operating lease income, divided by the sum of average gross corporate tenant lease assets, average loans and other lending investments, average SFAS No. 141 purchase intangibles and average assets held for sale over the period. The cost of debt is the sum of interest expense and operating costs—corporate tenant lease assets, divided by the average gross debt obligations over the period.

•       Return on Average Common Book Equity, calculated as adjusted basic earnings allocable to common shareholders and HPU holders divided by average common book equity.

We believe the following items are key factors in determining our current and future profitability:

Asset Growth

•       Our ability to originate new loans and leases and grow our asset base in a prudent manner.

Risk Management

•       Our ability to underwrite and manage our loans and leases to balance income production potential with the potential for credit losses.

Cost and Availability of Funds

•       Our ability to access funding sources at competitive rates and terms and insulate our margin from changes in interest rates.

Expense Management

•       Our ability to maintain a customer-oriented and cost effective operation.

Capital Management

•       Our ability to maintain a strong capital base through the use of prudent financial leverage.

Key Trends

After experiencing more difficult economic and market conditions in 2002 and 2003, the commercial real estate industry has experienced increasing property-level returns throughout 2004 and continuing through 2005.  During this period, the industry has attracted large amounts of investment capital which has increased property valuations across most sectors. Investors such as pension funds and foreign buyers have increased their allocations to real estate and private real estate funds and individual investors have raised record amounts of capital to invest in the sector. At the same time, interest rates have remained at historically low levels. More recently, the yield curve, or the difference between short term and long-term interest rates, has flattened. Lower interest rates have enabled many property owners to finance their assets at attractive rates and proceeds levels. Default rates on commercial mortgages have steadily declined over the past ten years and are now under 2% nationally. As a result, many banks and insurance companies are increasing their real estate lending activities. The securitization markets for commercial real estate, including both the Commercial Mortgage-Backed Securities (CMBS) and the Collateralized Debt Obligation (CDO) markets, have experienced record issuance volumes and liquidity. Investors in this arena have been willing to buy increasingly complex and aggressively underwritten transactions. While the fundamentals in most real estate markets are firming, valuations have increased at a faster pace than underlying cash flows due to the large supply of investor capital.

The commercial real estate industry has undergone a transformation over the past ten years. During this time many large real estate-owning companies went public and thousands of commercial real estate loans were rated and securitized. This resulted in the public disclosure of significantly more property-level and market data than had been available in the past. In addition, numerous on-line real estate data sources have been successful in filling the information void and have created publicly available data on almost all real estate asset types across the country. Access to this data has dramatically increased the visibility in the industry. Better disclosure and data has enabled broader and more informed investor participation in the sector and should be an important component in moderating the impact of the broader economic cycles on the real estate industry over longer periods of time.

The following discussion of our results describes the impact that the key trends have had, and are expected to continue to have for the foreseeable future on our business.

Results

Profitability—The following table summarizes the key metrics by which we measure the profitability of our operations:

	For the Years Ended December 31,
	2005	2004	2003
Adjusted diluted earnings per share(1)	$3.36	$2.37	$3.25
Net Finance Margin(2)	3.2%	3.8%	4.0%
Return on Average Common Book Equity(1)	19.6%	13.7%	19.1%

Explanatory Note:

(1)             For the year ended December 31, 2004, adjusted diluted earnings per share and return on average common book equity are $3.47 and 20.1%, respectively, excluding the $106.9 million charge related to first quarter compensation charges and $18.7 million of securities redemption charges, as further discussed below in Results of Operations—Year Ended December 31, 2005 Compared to Year Ended December 31, 2004.

(2)             For the years ended December 31, 2005, 2004 and 2003, operating lease income used to calculate the net finance margin does not include SFAS No. 144 adjustments from discontinued operations of $7,755, $39,050, $45,837. For the years ended December 31, 2005, 2004 and 2003, interest expense used to calculate the net finance margin does not include SFAS No. 144 adjustments from discontinued operations of $0, $190 and $337. For the years ended December 31, 2005, 2004 and 2003, operating costs—corporate tenant lease assets used to calculate the net finance margin does not include SFAS No. 144 adjustments from discontinued operations of $608, $7,691, $7,802.

The following is an overview of how the company performed in respect to each key operating performance measure and how those items affected profitability and were impacted by key trends.

Asset Growth—During the twelve months ended December 31, 2005, the Company had $4.9 billion of transaction volume representing 95 financing commitments. Repeat customer business has become a key source of transaction volume for the Company, accounting for approximately 52% of the Company’s cumulative volume through December 31, 2005. Transaction volume for the fiscal years ended December 31, 2004 and 2003 were $2.8 billion and $2.2 billion, respectively. The Company completed 53 financing commitments in 2004 and 60 in 2003. The Company has also experienced significant growth during the last several years, having made a number of strategic acquisitions to complement its organic growth and extending its business franchise. Based upon feedback from its customers, the Company believes that greater recognition of the Company, its reputation for completing highly structured transactions in an efficient manner and its reduced cost of capital have contributed to increases in its transaction volume.

The benefits of higher investment volumes have been mitigated to an extent by the low interest rate environment that has persisted in recent years. Low interest rates benefit the Company in that our borrowing costs decrease, but similarly, earnings on its variable-rate lending investments also decrease. The increased investment and lending activity in both the public and private commercial real estate markets, as described under “Key Trends,” has resulted in a highly competitive real estate financing environment with reduced returns on assets. The reduction in our return on assets has been partially offset by our lower cost of funds. In addition, in 2004 and 2005, many of the Company’s borrowers were able to prepay their loans with proceeds from initial public offerings, asset sales or refinancings.  As a consequence, the Company experienced a higher level of prepayments in 2004 and 2005 than in previous years, which resulted in lower net asset growth (gross origination volume plus additional fundings less loan repayments and CTL asset sales). If significant amounts of investment capital continue to be allocated to commercial real estate and interest rates remain low, the Company expects to continue to see relatively high levels of prepayments. Many of the Company’s loans have some form of call protection and can generate significant prepayment penalties. Prepayment penalties had a significant impact on the Company’s results of operations in 2004 and 2005. Increased prepayment penalties result in higher other income in the current period, which is offset by reduced interest income, as the loan assets that are prepaid no longer generate recurring earnings.

Over the past several years, while property-level fundamentals have stabilized and are beginning to improve generally, investment activity in direct real estate ownership has increased dramatically. In many cases, this has caused property valuations to increase disproportionately to any corresponding increase in fundamentals. Corporate tenant leases, or net leased properties, are one of the most stable real estate asset classes and have garnered significant interest from both institutional and retail investors who seek a long-term stable income stream. In many cases, the Company believes that the valuations of CTL assets in today’s market do not represent solid risk-adjusted returns. As a result, we have not invested as heavily in this asset class, acquiring only $282.4 million in 2005, compared to $513.0 million in 2004. While we continue to monitor the CTL market and review certain transactions, we have shifted most of our origination resources to our lending business until we see compelling opportunities for CTL acquisitions in the market again.

Despite the competitive environment, the Company intends to maintain its disciplined approach to underwriting its investments and will adjust its focus away from markets and products where the Company believes that the available pricing terms do not fairly reflect the risks of the investments. We will also continue to maintain our disciplined investment strategy and deploy capital to those opportunities that demonstrate the most attractive returns.

Risk Management—The Company continued to manage its business to ensure that the overall credit quality of the portfolio remained strong. There were no major changes to the portfolio credit statistics in 2005 versus 2004. The remaining weighted average duration of the loan portfolio is 3.8 years.

At December 31, 2005, our internal risk ratings of the loan portfolio were essentially unchanged from year-end 2004. The aggregate risk of principal loss, which was buoyed by the strong real estate investment markets, improved slightly. The Company has experienced minimal credit losses on its lending investments. The Company did not experience any credit losses in 2005 or 2004, and only recognized a $3.3 million loss in 2003. At December 31, 2005, our non-performing loan assets represented 0.41% of total assets versus 0.38% at year-end 2004. The Company believes that we have adequate reserves in the event that additional credit losses were to occur.

At December 31, 2005, the risk rating on the CTL portfolio improved slightly from year-end 2004. The Company continues to focus on re-leasing space at its CTL facilities under longer-term leases in an effort to reduce the impact of lease expirations on the Company’s earnings. As of December 31, 2005, the weighted average lease term on the Company’s CTL portfolio was 11.0 years and the portfolio was 96% leased. The Company expects the average lease term of its portfolio to decline somewhat until such time that the Company begins to find new acquisition opportunities that meet its investment criteria.

Cost and Availability of Funds—In 2003, the Company began migrating its debt obligations from secured debt towards unsecured debt. We believed that funding ourselves on an unsecured basis would enable us to better serve our customers, to more effectively match-fund our assets and to provide us with a competitive advantage in the marketplace. Early in 2004, we made significant progress to that end by completing a new unsecured bank facility that initially had $850.0 million of capacity and was subsequently increased to $1.25 billion of capacity in December 2004. The Company also took advantage of the very low interest rate environment and issued longer term unsecured debt, using the proceeds to repay existing secured credit facilities and mortgage debt. The Company continued to emphasize its use of unsecured debt to fund new net asset growth and to repay existing secured debt in 2004. In October of 2004, in part as a result of our shift to unsecured debt, the Company’s senior unsecured debt ratings were upgraded to investment grade (BBB-/Baa3) by S&P and Moody’s. This resulted in a broader market for our bonds and a lower cost of debt capital on incremental debt financings.

In 2005, the Company continued to broaden its sources of capital, particularly in the unsecured bank and bond markets. We completed $2.1 billion in bond offerings, upsized our unsecured credit facility to $1.5 billion, eliminated three secured lines of credit and repaid our $620.7 million of STARs asset-backed notes, which required us to take a one-time $44.3 million charge in the third quarter of 2005. Our financing activities in 2005 have now lowered our percentage of secured debt to total debt to 7% at the end of 2005 from 82% at the end of 2002. As a result, we have completed our goals of substantially unencumbering our asset base, decreasing secured debt and increasing our unsecured credit capacity to replace our secured facilities.

The Company seeks to match-fund its assets with either fixed or floating rate debt of a similar maturity so that rising interest rates or changes in the shape of the yield curve will have a minimal impact on the Company’s earnings. The Company’s policy requires that we manage our fixed/floating rate exposure such that a 100 basis point move in short term interest rates would have no more than a 2.5% impact on our quarterly adjusted earnings. At December 31, 2005, a 100 basis point increase in LIBOR would result in a 0.77% decrease in our fourth quarter 2005 adjusted earnings. The Company has used fixed rate or floating rate hedges to manage its fixed and floating rate exposure; however, because the Company now has investment grade credit ratings, it is able to access the floating rate debt markets. In the future the Company expects to decrease the need for synthetic hedging to match-fund its debt.

While the Company considers it prudent to have a broad array of sources of capital, including some secured financing arrangements, the Company expects to continue to emphasize its use of unsecured debt in funding its net asset growth going forward. We believe that the Company has ample short-term capital available to provide liquidity and to fund our business. In addition, during the first quarter of 2006, S&P, Moody’s and Fitch upgraded the Company’s senior unsecured debt rating to BBB, Baa2, and BBB from BBB-, Baa3 and BBB-, respectively.

Expense Management—We measure the efficiency of our operations by tracking our efficiency ratio, which is the ratio of general and administrative expenses plus general and administrative—stock-based compensation to total revenue, excluding SFAS No. 144 adjustments from discontinued operations. We exclude the impact of subsequent adjustments from discontinued operations, because we are seeking to analyze our actual efficiency experience during the relevant period, as measured by the ratio of historical general and administrative expenses to historical revenues, generated by our operations and our assets owned during that period, regardless of whether we subsequently decided to sell one or more assets in a later period. Our efficiency ratio was 8.0%, 21.7% and 6.8% for 2005, 2004 and 2003, respectively. The 2004 ratio was 7.0% excluding $106.9 million of executive stock-based compensation charges. The efficiency ratios for 2005, 2004 and 2003, include $2.6 million, $34.2 million and $40.9 million of income from discontinued operations, respectively. In 2005, our efficiency ratio reflected increases in payroll costs, expenses associated with employee growth, expenses related to our acquisition of Falcon Financial and the ramp-up of several new business initiatives including our AutoStar venture. Management talent is one of our most significant assets and our payroll costs are correspondingly our largest non-interest cash expense. The market for management talent is highly competitive and we do not expect to materially decrease this expense in the coming years. However, we believe that our efficiency ratio remains low by industry standards and expect it to normalize somewhat as acquisitions and new businesses stabilize.

Capital Management—The Company uses a dynamic capital allocation model to derive its maximum targeted corporate leverage. We calculate our leverage as the ratio of book debt to the sum of book equity, accumulated depreciation, accumulated depletion and loan loss reserves. Our maximum targeted leverage was 2.6x, 2.7x and 2.7x at the end of 2005, 2004 and 2003, respectively. The Company’s actual leverage was 2.1x, 1.7x and 1.6x in 2005, 2004 and 2003, respectively.  In 1998, when the Company went public, our leverage levels were very low, around 1.1x. Since that time the Company has been slowly increasing its leverage to its targeted levels. We evaluate our capital model target leverage levels based upon leverage levels achieved by similar assets in other markets, market liquidity levels for underlying assets and default and severity experience. Our data currently suggest that capital levels of certain of our asset categories are conservative.

We measure our capital management by the strength of our tangible capital base and the ratio of our tangible book equity to total book assets. Our tangible book equity was $2.4 billion, $2.5 billion and $2.4 billion as of December 31, 2005, 2004 and 2003, respectively. Our ratio of tangible book equity to total book assets was 29%, 34% and 36% as of December 31, 2005, 2004 and 2003, respectively. The decline in this ratio is attributable to the Company’s modest increase in financial leverage as we have moved towards our target capital level. We believe that relative to other finance companies, we are very well capitalized for a company of our size and asset base.

Results of Operations

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Interest income—Interest income increased by $54.7 million to $406.7 million for the 12 months ended December 31, 2005, from $352.0 million for the same period in 2004. This increase was primarily due to $172.3 million of interest income on new originations or additional fundings, offset by a $117.5 million decrease from the repayment of loans and other lending investments. This increase was also due to an increase in interest income on the Company’s variable-rate lending investments as a result of higher average one-month LIBOR rates of 3.39% in 2005, compared to 1.50% in 2004.

Operating lease income—Operating lease income increased by $26.8 million to $305.1 million for the 12 months ended December 31, 2005, from $278.3 million for the same period in 2004. Of this increase, $31.1 million is attributable to new CTL investments, the consolidation of Sunnyvale in March 2004, the acquisition of the remaining interest of ACRE in November 2004 and an additional $1.9 million of operating lease income from one CTL customer that terminated its lease in May 2005. This increase is partially offset by $6.3 million of lower operating lease income due to vacancies and lower rental rates on certain CTL assets.

Other income—Other income generally consists of prepayment penalties and realized gains from the early repayment of loans and other lending investments, financial advisory and asset management fees, lease termination fees, mortgage servicing fees, loan participation payments, income from timber operations and dividends on certain investments. During the 12 months ended December 31, 2005, other income included income from loan repayments and prepayment penalties of $64.8 million, lease termination, asset management, mortgage servicing and other fees of approximately $1.4 million, realized gains from marketable securities of $3.2 million, income from timber operations of $1.2 million and other miscellaneous income such as dividends and income from other investments of $10.8 million.

During the 12 months ended December 31, 2004, other income included realized gains on sale of lending investments of $8.3 million, income from loan repayments and prepayment penalties of $37.2 million, lease termination, asset management, mortgage servicing and other fees of approximately $6.3 million and other miscellaneous income such as dividend payments of $4.3 million.

Interest expense—For the 12 months ended December 31, 2005, interest expense increased by $80.4 million to $313.1 million from $232.7 million for the same period in 2004. This increase was primarily due to higher average borrowings on the Company’s unsecured debt obligations. This increase was also due to higher average one-month LIBOR rates, which averaged 3.39% in 2005 compared to 1.50% in 2004 and higher average three-month LIBOR rates, which averaged 3.57% in 2005 compared to 1.62% in 2004, on the unhedged portion of the Company’s variable-rate debt.

Operating costs—corporate tenant lease assets—For the 12 months ended December 31, 2005, operating costs increased by $1.0 million to $22.6 million from $21.6 million for the same period in 2004. This increase is primarily related to new CTL investments, higher unrecoverable operating costs due to vacancies and lease modifications on certain CTL assets.

Depreciation and amortization—Depreciation and amortization increased by $8.6 million to $71.5 million for the 12 months ended December 31, 2005 from $62.9 million for the same period in 2004. This increase is primarily due to depreciation on new CTL investments.

General and administrative—For the 12 months ended December 31, 2005, general and administrative expenses increased by $13.3 million to $61.2 million, compared to $47.9 million for the same period in 2004. This increase is primarily due to increases in payroll costs, expenses associated with employee growth, expenses relating to acquisitions made during the year and the ramp-up of new business initiatives.

General and administrative—stock-based compensation—General and administrative—stock-based compensation decreased by $106.9 million to $2.8 million for the 12 months ended December 31, 2005 compared to $109.7 million for the same period in 2004. In the first quarter 2004, the Company recognized a charge of approximately $106.9 million composed of $4.1 million for the performance-based vesting of 100,000 restricted shares granted under the Company’s long-term incentive plan to the Chief Financial Officer, $86.0 million for the vesting of 2.0 million phantom shares on March 30, 2004 granted to the Chief Executive Officer, $10.1 million for the one-time award of Common Stock to the Chief Executive Officer and $6.7 million for the vesting of 155,000 restricted shares granted to several employees (see Note 12 to the Company’s Consolidated Financial Statements).

Provision for loan losses—The Company’s charge for provision for loan losses decreased to $2.3 million for the 12 months ended December 31, 2005 compared to $9.0 million in the same period in 2004. As more fully discussed in Note 4 to the Company’s Consolidated Financial Statements, the Company has experienced minimal actual losses on its loan investments to date. The Company considers it prudent to reflect reserves for loan losses on a portfolio basis based upon the Company’s assessment of general market conditions, the Company’s internal risk management policies and credit risk rating system, industry loss experience, the Company’s assessment of the likelihood of delinquencies or defaults, and the value of the collateral underlying its investments. Accordingly, since its first full quarter operating its current business as a public company (the quarter ended June 30, 1998), management has reflected quarterly provisions for loan losses in its operating results.

Loss on early extinguishment of debt—During the 12 months ended December 31, 2005, the Company incurred $1.6 million of losses on early extinguishment of debt associated with the amortization of deferred financing costs and cash prepayment fees related to the early repayment of the Company’s $135 million term loan. The Company incurred a loss of $44.4 million associated with the amortization of deferred financing costs, the amortization of an interest rate cap premium and cash prepayment fees related to the early repayment of the Company’s STARs, Series 2002-1 Notes and its STARs, Series 2003-1 Notes.

During the 12 months ended December 31, 2004, the Company incurred $11.5 million of losses on early extinguishment of debt associated with the prepayment penalties and amortization of deferred financing costs related to the redemption of $110.0 million of the Company’s 8.75% Senior Notes due 2008. In addition, the Company incurred approximately $1.6 million of net losses on early extinguishment of debt associated with the amortization of deferred financing costs related to the early repayment of several term loans and an unsecured credit facility.  These activities related to the Company’s strategies of migrating its borrowings toward more unsecured debt and taking advantage of lower cost refinancing opportunities.

Equity in earnings (loss) from joint ventures—For the 12 months ended December 31, 2005, equity in earnings (loss) from joint ventures increased by $107,000 to $3.0 million from $2.9 million for the same period in 2004. This increase is primarily due to the acquisition of a substantial minority interest in Oak Hill in April 2005, which accounted for $3.5 million of earnings from joint ventures in 2005. The increase was offset by the loss of income from the conveyance by one of the Company’s CTL joint ventures of its interest in two buildings and the related property to the mortgage lender in exchange for satisfaction of its obligations of the related loan in the first quarter of 2004 (see Note 6 to the Company’s Consolidated Financial Statements).

Income from discontinued operations—For the 12 months ended December 31, 2005 and 2004, operating income earned by the Company on CTL assets sold (prior to their sale) was $5.7 million and $25.5 million, respectively, and is classified as “discontinued operations,” even though such income was recognized by the Company prior to the asset dispositions on the Company’s Consolidated Balance Sheets.

Gain from discontinued operations—During 2005, the Company disposed of five CTL assets for net proceeds of $36.9 million, and recognized a gain of approximately $6.4 million.

During 2004, the Company disposed of 22 CTL assets for net proceeds of $279.6 million, and recognized a gain of approximately $43.4 million.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Interest income—Interest income increased by $49.1 million to $352.0 million for the 12 months ended December 31, 2004 from $302.9 million for the same period in 2003. This increase was primarily due to $106.4 million of interest income on new originations or additional fundings, offset by a $56.1 million decrease from the repayment of loans and other lending investments. This increase was due to an increase in interest income on the Company’s variable-rate lending investments as a result of higher average one-month LIBOR rates of 1.50% in 2004, compared to 1.21% in 2003.

Operating lease income—Operating lease income increased by $54.6 million to $278.3 million for the 12 months ended December 31, 2004 from $223.7 million for the same period in 2003. Of this increase, $63.7 million is attributable to new CTL investments, the consolidation of Sunnyvale in March 2004 and ACRE in November 2004. This increase is partially offset by $9.2 million of lower operating lease income due to vacancies and lower rental rates on certain CTL assets.

Other income—Other income generally consists of prepayment penalties and realized gains from the early repayment of loans and other lending investments, financial advisory and asset management fees, lease termination fees, mortgage servicing fees, loan participation payments and dividends on certain investments. During the 12 months ended December 31, 2004, other income included realized gains on sale of lending investments of $8.3 million, income from loan repayments and prepayment penalties of $37.2 million, lease termination, asset management, mortgage servicing and other fees of approximately $6.3 million and other miscellaneous income such as dividend payments of $4.3 million.

During the 12 months ended December 31, 2003, other income included realized gains on sale of lending investments of $16.3 million, income from loan repayments and prepayment penalties of $17.3 million, asset management, mortgage servicing and other fees of approximately $2.6 million and other miscellaneous income such as dividends and income from other investments of $2.0 million.

Interest expense—For the 12 months ended December 31, 2004, interest expense increased by $38.0 million to $232.7 million from $194.7 million for the same period in 2003. This increase was primarily due to the higher average borrowings on the Company’s unsecured debt obligations. This increase was also due to higher average one-month LIBOR rates, which averaged 1.50% in 2004 compared to 1.21% in 2003, on the unhedged portion of the Company’s variable-rate debt and by a $3.0 million increase in amortization of deferred financing costs on the Company’s debt obligations in 2004 compared to the same period in 2003.

Operating costs—corporate tenant lease assets—For the 12 months ended December 31, 2004, operating costs increased by $10.7 million from $10.9 million to $21.6 million for the same period in 2003. This increase is primarily related to new CTL investments and higher unrecoverable operating costs due to vacancies on certain CTL assets.

Depreciation and amortization—Depreciation and amortization increased by $13.8 million to $62.9 million for the 12 months ended December 31, 2004 from $49.1 million for the same period in 2003. This increase is primarily due to depreciation on new CTL investments.

General and administrative—For the 12 months ended December 31, 2004, general and administrative expenses increased by $9.7 million to $47.9 million, compared to $38.2 million for the same period in 2003. This increase is primarily due to an increase in payroll related and other costs resulting from employee growth and the consolidation of iStar Operating.

General and administrative—stock-based compensation—General and administrative—stock-based compensation increased by $106.1 million to $109.7 million for the 12 months ended December 31, 2004 compared to $3.6 million for the same period in 2003. In the first quarter 2004, the Company recognized a charge of approximately $106.9 million composed of $4.1 million for the performance-based vesting of 100,000 restricted shares granted under the Company’s long-term incentive plan to the Chief Financial Officer, $86.0 million for the vesting of 2.0 million phantom shares on March 30, 2004 granted to the Chief Executive Officer, $10.1 million for the one-time award of Common Stock to the Chief Executive Officer and $6.7 million for the vesting of 155,000 restricted shares granted to several employees.

Provision for loan losses—The Company’s charge for provision for loan losses increased to $9.0 million for the 12 months ended December 31, 2004 compared to $7.5 million in the same period in 2003. As more fully discussed in Note 4 to the Company’s Consolidated Financial Statements, the Company has experienced minimal actual losses on its loan investments to date. The Company considers it prudent to reflect reserves for loan losses on a portfolio basis based upon the Company’s assessment of general market conditions, the Company’s internal risk management policies and credit risk rating system, industry loss experience, the Company’s assessment of the likelihood of delinquencies or defaults, and the value of the collateral underlying its investments. Accordingly, since its first full quarter operating its current business as a public company (the quarter ended June 30, 1998), management has reflected quarterly provisions for loan losses in its operating results.

Loss on early extinguishment of debt—During the 12 months ended December 31, 2004, the Company incurred $11.5 million of losses on early extinguishment of debt associated with the prepayment penalties and amortization of deferred financing costs related to the redemption of $110.0 million of the Company’s 8.75% Senior Notes due 2008. In addition, the Company incurred approximately $1.6 million of net losses on early extinguishment of debt associated with the amortization of deferred financing costs related to the early repayment of several term loans and an unsecured credit facility.  These activities related to the Company’s strategies of migrating its borrowings toward more unsecured debt and taking advantage of lower cost refinancing opportunities.

During the 12 months ended December 31, 2003, the Company had no losses on early extinguishment of debt.

Equity in earnings (loss) from joint ventures and unconsolidated subsidiaries—For the 12 months ended December 31, 2004, equity in earnings (loss) from joint ventures and unconsolidated subsidiaries increased by $7.2 million to $2.9 million from $(4.3) million for the same period in 2003. This increase is primarily due to certain lease terminations in 2003 and the conveyance by one of the Company’s CTL joint ventures of its interest in two buildings and the related property to the mortgage lender in exchange for satisfaction of its obligations of the related loan in the first quarter of 2004. In addition, this increase is due to the consolidation of iStar Operating and is partially offset by vacancies, the sale of one of the Company’s CTL joint venture interests in five buildings in September 2004, the consolidation of Sunnyvale in March 2004, and the consolidation of ACRE in November 2004 (see Note 6 to the Company’s Consolidated Financial Statements).

Income from discontinued operations—For the 12 months ended December 31, 2004 and 2003, operating income earned by the Company on CTL assets sold (prior to their sale) are $25.5 million and $30.7 million, respectively, is classified as “discontinued operations,” even though such income was recognized by the Company prior to the asset dispositions on the Company’s Consolidated Balance Sheets.

Gain from discontinued operations—During 2004, the Company disposed of 22 CTL assets for net proceeds of $279.6 million, and recognized a gain of approximately $43.4 million.

During 2003, the Company disposed of nine CTL assets for net proceeds of $47.6 million, and recognized a gain of approximately $5.2 million.

Adjusted Earnings

The Company measures its performance using adjusted earnings in addition to net income. Adjusted earnings represent net income allocable to common shareholders and HPU holders computed in accordance with GAAP, before depreciation, depletion, amortization, gain (loss) from discontinued operations, extraordinary items and cumulative effect of change in accounting principle. Adjustments for joint ventures reflect the Company’s share of adjusted earnings calculated on the same basis.

The Company believes that adjusted earnings is a helpful measure to consider, in addition to net income, because this measure helps the Company to evaluate how its commercial real estate finance business is performing compared to other commercial finance companies, without the effects of certain GAAP adjustments that are not necessarily indicative of current operating performance. The most significant GAAP adjustments that the Company excludes in determining adjusted earnings are depreciation, depletion and amortization. As a commercial finance company that focuses on real estate lending and corporate tenant leasing, the Company records significant depreciation on its real estate assets and amortization of deferred financing costs associated with its borrowings. The Company also records depletion on its timber assets, although depletion amounts are currently insignificant. Depreciation, depletion and amortization do not affect the Company’s daily operations, but they do impact financial results under GAAP. By measuring its performance using adjusted earnings and net income, the Company is able to evaluate how its business is performing both before and after giving effect to recurring GAAP adjustments such as depreciation, depletion and amortization and, in the case of adjusted earnings, after including earnings from its joint venture interests on the same basis and excluding gains or losses from the sale of assets that will no longer be part of its continuing operations.

Adjusted earnings is not an alternative or substitute for net income in accordance with GAAP as a measure of the Company’s performance. Rather, the Company believes that adjusted earnings is an additional measure that helps analyze how its business is performing. This measure is also used to track compliance with covenants in certain of the Company’s material borrowing arrangements that have covenants based upon this measure. Adjusted earnings should not be viewed as an alternative measure of either the Company’s liquidity or funds available for its cash needs or for distribution to its shareholders. In addition, the Company may not calculate adjusted earnings in the same manner as other companies that use a similarly titled measure.

	For the Years Ended December 31,
	2005	2004	2003	2002	2001
	(In thousands) (Unaudited)
Adjusted earnings:
Net income allocable to common shareholders and HPU holders	$245,593	$209,107	$255,249	$178,362	$193,004
Add: Joint venture income	136	166	593	991	965
Add: Depreciation, depletion and amortization	75,574	67,853	55,905	48,041	35,642
Add: Joint venture depreciation and amortization	8,284	3,544	7,417	4,433	4,044
Add: Amortization of deferred financing costs	68,651	33,651	27,180	31,676	21,303
Less: Gains from discontinued operations	(6,354)	(43,375)	(5,167)	(717)	(1,145)
Add: Cumulative effect of change in accounting principle(1)	—	—	—	—	282

Adjusted diluted earnings allocable to common shareholders and HPU holders(2)(3)(4)(5)	$391,884	$270,946	$341,177	$262,786	$254,095

Weighted average diluted common shares outstanding(6)	113,747	112,537	104,248	93,020	88,606

Explanatory Notes:

(1)             Represents one-time effect of adoption of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” as of January 1, 2001.

(2)             HPU holders are Company employees who purchased high performance common stock units under the Company’s High Performance Unit Program. For the years ended December 31, 2005, 2004 and 2003 adjusted diluted earnings allocable to common shareholders and HPU holders includes $9,538, $4,261 and $2,659 of adjusted earnings allocable to HPU holders, respectively.

(3)             For years ended December 31, 2005, 2004, 2003, 2002 and 2001, adjusted diluted earnings allocable to common shareholders includes approximately $7.5 million, $9.8 million, $0, $4.0 million, and $1.0 million, respectively, of cash paid for prepayment penalties associated with early extinguishment of debt.

(4)             For the year ended December 31, 2004, adjusted diluted earnings allocable to common shareholders includes a $106.9 million charge related to performance-based vesting of 100,000 restricted shares granted under the Company’s long-term incentive plan to the Chief Financial Officer, the vesting of 2.0 million phantom shares on March 30, 2004 granted to the Chief Executive Officer, the one-time award of Common Stock with a value of $10.0 million to the Chief Executive Officer, the vesting of 155,000 restricted shares granted to several employees and the Company’s share of taxes associated with all transactions.

(5)             For the year ended December 31, 2002, adjusted diluted earnings allocable to common shareholders includes a $15.0 million charge related to performance-based vesting of restricted shares granted under the Company’s long-term incentive plan.

(6)             In addition to the GAAP defined weighted average diluted shares outstanding these balances include an additional 44,000 shares, 73,000 shares, 147,000 shares, 371,000 shares and 372,000 shares for the years ended December 31, 2005, 2004, 2003, 2002 and 2001, respectively, relating to the additional dilution of joint venture shares.

Risk Management

Loans and Other Lending Investments Credit Statistics—The table below summarizes the Company’s loans and other lending investments that are more than 90-days past due in scheduled payments and details the reserve for loan losses associated with the Company’s lending investments for the 12 months ended December 31, 2005 and 2004 (in thousands):

	As of December 31,
	2005		2004
	$	%	$	%
Carrying value of loans past due 90 days or more/
As a percentage of total assets	$35,291	0.41%	$27,526	0.38%
As a percentage of total loans		0.75%		0.69%

Reserve for loan losses/
As a percentage of total assets	$46,876	0.55%	$42,436	0.59%
As a percentage of total loans		1.00%		1.07%

Net charge-offs/
As a percentage of total assets	$—	0.00%	$—	0.00%
As a percentage of total loans		0.00%		0.00%

Non-Performing Loans—Non-performing loans includes all loans on non-accrual status and repossessed real estate collateral. The Company transfers loans to non-accrual status at such time as: (1) management determines the borrower is incapable of, or has ceased efforts towards, curing the cause of an impairment; (2) the loan becomes 90 days delinquent; (3) the loan has a maturity default; or (4) the net realizable value of the loan’s underlying collateral approximates the Company’s carrying value of such loan. Interest income is recognized only upon actual cash receipt for loans on non-accrual status. As of December 31, 2005, the Company’s non-performing loans included two non-accrual loans with an aggregate carrying value of $35.3 million, or 0.41% of total assets, compared to 0.38% at December 31, 2004, and no repossessed real estate collateral. Management believes there is adequate collateral to support the book values of the assets.

Watch List Assets—The Company conducts a quarterly comprehensive credit review, resulting in an individual risk rating being assigned to each asset. This review is designed to enable management to evaluate and proactively manage asset-specific credit issues and identify credit trends on a portfolio-wide basis as an “early warning system.” As of December 31, 2005, the Company had three assets on its credit watch list, excluding those assets included in non-performing loans above, with an aggregate carrying value of $19.5 million, or 0.23% of total assets.

Liquidity and Capital Resources

The Company requires significant capital to fund its investment activities and operating expenses. While, the distribution requirements under the REIT provisions of the Code limit the Company’s ability to retain earnings and thereby replenish or increase capital committed to its operations, the Company believes it has sufficient access to capital resources to fund its existing business plan, which includes the expansion of its real estate lending and corporate tenant leasing businesses. The Company’s capital sources include cash flow from operations, borrowings under lines of credit, additional term borrowings, unsecured corporate debt financing, financings secured by the Company’s assets, trust preferred debt, and the issuance of common, convertible and/or preferred equity securities. Further, the Company may acquire other businesses or assets using its capital stock, cash or a combination thereof.

The Company believes that its existing sources of funds will be adequate for purposes of meeting its short- and long-term liquidity needs. The Company’s ability to meet its long-term (i.e., beyond one year) liquidity requirements is subject to obtaining additional debt and equity financing. Any decision by the Company’s lenders and investors to provide the Company with financing will depend upon a number of factors, such as the Company’s compliance with the terms of its existing credit arrangements, the Company’s financial performance, industry or market trends, the general availability of and rates applicable to financing transactions, such lenders’ and investors’ resources and policies concerning the terms under which they make capital commitments and the relative attractiveness of alternative investment or lending opportunities.

The following table outlines the contractual obligations related to the Company’s long-term debt agreements and operating lease obligations as of December 31, 2005. There are no other long-term liabilities of the Company that would constitute a contractual obligation.

		Principal Payments Due By Period(1)
	Total	Less Than 1 Year	2–3 Years	4–5 Years	6–10 Years	After 10 Years
	(In thousands)
Long-Term Debt Obligations:
Unsecured notes	$4,217,022	$50,000	$1,025,000	$1,175,000	$1,967,022	$—
Unsecured revolving credit facilities	1,242,000	—	1,242,000	—	—	—
Secured term loans	404,486	67,224	2,572	155,313	91,339	88,038
Trust Preferred	100,000	—	—	—	—	100,000
Total	5,963,508	117,224	2,269,572	1,330,313	2,058,361	188,038
Operating Lease Obligations:(2)	52,492	6,017	13,403	10,144	12,411	10,517
Total(3)	$6,016,000	$123,241	$2,282,975	$1,340,457	$2,070,772	$198,555

Explanatory Notes:

(1)    Assumes exercise of extensions on the Company’s long-term debt obligations to the extent such extensions are at the Company’s option.

(2)    The Company also has a $1.0 million letter of credit outstanding as security for its primary corporate office lease.

(3)    The Company also has letters of credit outstanding totaling $25.9 million as additional collateral for two of its investments.

The Company’s primary credit facility is an unsecured credit facility totaling $1.50 billion which bears interest at LIBOR + 0.875% per annum and matures in April 2008. At December 31, 2005, the Company had $1.24 billion drawn under this facility (see Note 9 to the Company’s Consolidated Financial Statements). As a result of upgrades in the Company’s credit ratings in 2006, the facility’s interest rate has decreased to LIBOR + 0.70% per annum (see “Ratings Triggers” below in further detail). The Company also has one LIBOR-based secured revolving credit facility with an aggregate maximum capacity of $700.0 million, of which there was no balance drawn as of December 31, 2005. Availability under the secured credit facility is based on collateral provided under a borrowing base calculation.

The Company’s debt obligations contain covenants that are both financial and non-financial in nature. Significant financial covenants include limitations on the Company’s ability to incur indebtedness beyond specified levels and a requirement to maintain specified ratios of unsecured indebtedness compared to unencumbered assets. As a result of the upgrades in 2006 of the Company’s senior unsecured debt ratings by S&P, Moody’s and Fitch, the financial covenants in some series of the Company’s publicly held debt securities are not operative.

Significant non-financial covenants include a requirement in some series of its publicly-held debt securities that the Company offer to repurchase those securities at a premium if the Company undergoes a change of control. As of December 31, 2005, the Company believes it is in compliance with all financial and non-financial covenants on its debt obligations.

Unencumbered Assets/Unsecured Debt—The Company has completed the migration of its balance sheet towards unsecured debt, which generally results in a corresponding reduction of secured debt and an increase in unencumbered assets. The exact timing in which the Company will issue or borrow unsecured debt will be subject to market conditions. The following table shows the ratio of unencumbered assets to unsecured debt at December 31, 2005 and 2004 (in thousands):

	As of December 31,
	2005	2004
Total Unencumbered Assets	$8,129,358	$4,687,044
Total Unsecured Debt(1)	$5,559,022	$2,965,000
Unencumbered Assets/Unsecured Debt	146%	158%

Explanatory Note:

(1)    See Note 9 to the Company’s Consolidated Financial Statements for a more detailed description of the Company’s unsecured debt.

Capital Markets Activity—During the 12 months ended December 31, 2005, the Company issued $1.45 billion aggregate principal amount of fixed-rate Senior Notes bearing interest at annual rates ranging from 5.15% to 6.05% and maturing between 2010 and 2015, and $625.0 million of variable-rate Senior Notes bearing interest at annual rates ranging from three-month LIBOR + 0.39% to 0.55% and maturing between 2008 and 2009. The proceeds from these transactions were used to repay outstanding balances on the Company’s revolving credit facilities. In addition, subsequent to year end, on February 15, 2006, the Company issued $500 million 5.65% Senior Notes due 2011 and $500 million 5.875% Senior Notes due 2016.  The Company used the proceeds to repay outstanding balances on its unsecured revolving credit facility.  In connection with the issuance of these notes, the Company settled four forward-starting swaps that were entered into in May and June of 2005.

In addition, on September 14, 2005, the Company completed the issuance of $100.0 million in unsecured floating rate trust preferred securities through a newly formed statutory trust, iStar Financial Statutory Trust I, that is a wholly owned subsidiary of the Company. The securities are subordinate to the Company’s senior unsecured debt and bear interest at a rate of LIBOR + 1.50%. The trust preferred securities are redeemable, at the option of the Company, in whole or in part, with no prepayment premium any time after October 2010.

In addition, on March 1, 2005, the Company exchanged its TriNet 7.70% Senior Notes due 2017 for iStar 5.70% Series B Senior Notes due 2014 in accordance with the exchange offer and consent solicitation issued on January 25, 2005. For each $1,000 principal amount of TriNet Notes tendered, holders received approximately $1,171 principal amount of iStar Notes. A total of $117.0 million aggregate principal amount of iStar Notes were issued. The iStar Notes issued in the exchange offer form part of the series of iStar 5.70% Series B Notes due 2014 issued on March 9, 2004. Also, on March 30, 2005, the Company amended certain covenants in the indenture relating to the 7.95% Notes due 2006 as a result of a consent solicitation of the holders of those notes. Following the successful completion of the consent solicitation, the Company merged TriNet into the Company, the Company became the obligor on the Notes and TriNet no longer exists (see Note 1 to the Company’s Consolidated Financial Statements).

During the 12 months ended December 31, 2004, the Company issued $850.0 million aggregate principal amount of fixed-rate Senior Notes bearing interest at annual rates ranging from 4.875% to 5.70% and maturing between 2009 and 2014 and $200.0 million of variable-rate Senior Notes bearing interest at an annual rate of three-month LIBOR + 1.25% and maturing in 2007. In addition, the Company issued 8.3 million shares of preferred stock in two series with cumulative annual dividend rates of 7.50%.

During the 12 months ended December 31, 2003, the Company issued $685.0 million aggregate principal amount of fixed-rate Senior Notes bearing interest at annual rates ranging from 6.00% to 7.00% and maturing between 2008 and 2013. The Company issued 12.8 million shares of preferred stock in three series with cumulative annual dividend rates ranging from 7.650% to 7.875%. The Company also issued 5.0 million shares of Common Stock in 2003 at a price to the public of $38.50 per share.

The Company primarily used the proceeds from the issuance of securities described above to repay secured indebtedness as it migrated its balance sheet towards more unsecured debt and to refinance higher yielding obligations.

During the 12 months ended December 31, 2004, the Company redeemed approximately $110.0 million aggregate principal amount of its outstanding 8.75% Senior Notes due 2008 at a price of 108.75% of par. In connection with this redemption, the Company recognized a charge to income of $11.5 million included in “Loss on early extinguishment of debt” on the Company’s Consolidated Statements of Operations. The Company also retired its 3.3 million shares of Series H Variable Rate Cumulative Redeemable Preferred Stock. In addition, the Company redeemed all of its 2.0 million shares of 9.375% Series B Cumulative Redeemable Preferred Stock and all of its 1.3 million shares of 9.200% Series C Cumulative Redeemable Preferred Stock. In connection with this redemption, the Company recognized a charge to net income allocable to common shareholders and HPU holders of approximately $9.0 million included in “Preferred dividend requirements” on the Company's Consolidated Statements of Operations.

During the 12 months ended December 31, 2003, the Company retired all of its 4.0 million shares of 9.50% Series A Cumulative Redeemable Preferred Stock and all of TriNet’s 6.75% Dealer Remarketable Securities.

Unsecured/Secured Credit Facilities Activity—On March 12, 2005, August 12, 2005, and September 30, 2005, three of the Company’s secured revolving credit facilities, with a maximum amount available to draw of $250.0 million, $350.0 million and $500.0 million, respectively, matured. Set forth below is a discussion of the Company’s remaining credit facilities.

On January 9, 2006, the Company extended the maturity on its remaining secured facility to January 2008, reduced its capacity from $700 million to $500 million and lowered its interest rates to LIBOR + 1.00%-2.00% from LIBOR + 1.40%-2.15%.

On April 19, 2004, the Company completed a new $850.0 million unsecured revolving credit facility with 19 banks and financial institutions. On December 17, 2004, the commitment on this facility was increased to $1.25 billion and was increased again on September 16, 2005 to $1.50 billion.  The facility has a three-year initial term with a one-year extension at the Company’s option. The facility initially bore interest at a rate of LIBOR + 1.00% and a 25 basis point annual facility fee. Due to an upgrade in the Company’s senior unsecured debt rating in 2004, the facility began to bear interest at a rate of LIBOR + 0.875% and a 17.5 basis point annual facility fee, which was its effective rate through December 31, 2005. In addition, as a result of upgrades to the Company’s unsecured debt ratings in 2006, the facility’s interest rate will decrease to LIBOR + 0.70% per annum, plus a 15 basis point annual facility fee.

Other Financing Activity—During the 12 months ended December 31, 2005, the Company repaid a $76.0 million mortgage on 11 CTL investments which was open to prepayment without penalty. The Company also prepaid a $135.0 million mortgage on a CTL asset with a 0.5% prepayment penalty. In addition, the Company fully repaid all of its outstanding STARs Series 2002-1 and STARs Series 2003-1 Notes which had an aggregate outstanding principal balance of approximately $620.7 million on the date of repayment. The STARs Notes were originally issued in 2002 and 2003 by special purpose subsidiaries of the Company for the purpose of match funding the Company’s assets that collateralized the STARs Notes.  For accounting purposes, the issuance of the STARs Notes was treated as a secured on-balance sheet financing and no gain on sale was recognized in connection with the redemption of the STARs Notes, the Company incurred one-time cash costs, including prepayment and other fees, of approximately $6.8 million and a non-cash charge of approximately $37.5 million to write-off deferred financing fees and expenses.

Hedging Activities—The Company has variable-rate lending assets and variable-rate debt obligations. These assets and liabilities create a natural hedge against changes in variable interest rates. This means that as interest rates increase, the Company earns more on its variable-rate lending assets and pays more on its variable-rate debt obligations and, conversely, as interest rates decrease, the Company earns less on its variable-rate lending assets and pays less on its variable-rate debt obligations. When the amount of the Company’s variable-rate debt obligations exceeds the amount of its variable-rate lending assets, the Company utilizes derivative instruments to limit the impact of changing interest rates on its net income. The Company has a policy in place, that is administered by the Audit Committee, which requires the Company to enter into hedging transactions to mitigate the impact of rising interest rates on the Company’s earnings. The policy states that a 100 basis point increase in short-term rates cannot have a greater than 2.5% impact on quarterly earnings. The Company does not use derivative instruments for speculative purposes. The derivative instruments the Company uses are typically in the form of interest rate swaps and interest rate caps. Interest rate swaps effectively can either change variable-rate debt obligations to fixed-rate debt obligations or convert fixed-rate debt obligations into variable-rate debt obligations. Interest rate caps effectively limit the maximum interest rate on variable-rate debt obligations. In addition, during 2005 the Company also began using derivative instruments to manage its exposure to foreign exchange rate movements.

The primary risks from the Company’s use of derivative instruments are the risks that a counterparty to a hedging arrangement could default on its obligation and the risk that the Company may have to pay certain costs, such as transaction fees or breakage costs, if a hedging arrangement is terminated by the Company. As a matter of policy, the Company enters into hedging arrangements with counterparties that are large, creditworthy financial institutions typically rated at least A/A2 by S&P and Moody’s, respectively. The Company’s hedging strategy is approved and monitored by the Company’s Audit Committee on behalf of its Board of Directors and may be changed by the Board of Directors without shareholder approval.

The following table represents the notional principal amounts of interest rate swaps by class and the corresponding hedged liability positions (in thousands):

	December 31,
	2005	2004
Cash flow hedges
Interest rate swaps	$250,000	$250,000
Forward-starting interest rate swaps	650,000	200,000
Fair value hedges	1,100,000	850,000
Total interest rate swaps	$2,000,000	$1,300,000

The following table presents the maturity, notional, and weighted average interest rates expected to be received or paid on USD interest rate swaps at December 31, 2005 ($ in thousands)(1):

	Floating to Fixed-rate			Fixed to Floating-Rate
Maturity for Years Ending December 31,	Notional Amount	Receive Rate	Pay Rate	Notional Amount	Receive Rate	Pay Rate
2006	$250,000	4.62%	2.86%	$—	—	—
2007	—	—	—	—	—	—
2008	—	—	—	150,000	3.86%	4.88%
2009	—	—	—	350,000	3.69%	4.90%
2010	—	—	—	600,000	4.39%	4.90%
2011 – Thereafter	—	—	—	—	—	—
Total	$250,000	4.62%	2.86%	$1,100,000	4.10%	4.90%

Explanatory Note:

(1)             Excludes forward-starting swaps expected to be cash settled on their effective dates and amortized to interest expense through their maturity dates.

The following table presents the Company’s foreign currency derivatives (these derivatives do not use hedge accounting, but are marked to market under SFAS 133) (in thousands):

Derivative Type	Notional Amount		Notional Currency	Notional (USD Equivalent)	Maturity
Sell GBP forward		£16,077	Pound Sterling	$28,133	January 2006
Sell CAD forward	CAD	11,512	Canadian Dollar	9,979	January 2006
Buy EUR forward		€632	Euro	763	March 2006
Cross currency swap		€3,740	Euro	4,555	June 2010
				$43,430

At December 31, 2005, derivatives with a fair value of $13.2 million were included in other assets and derivatives with a fair value of $32.1 million were included in other liabilities.

Off-Balance Sheet Transactions—The Company is not dependent on the use of any off-balance sheet financing arrangements for liquidity. As of December 31, 2005, the Company did not have any CTL joint ventures accounted for under the equity method, which had third-party debt.

The Company’s STARs Notes were all on-balance sheet financings. These securitizations were prepaid on September 28, 2005.

The Company has certain discretionary and non-discretionary unfunded commitments related to its loans and other lending investments that it may be required to, or choose to, fund in the future. Discretionary commitments are those under which the Company has sole discretion with respect to future funding. Non-discretionary commitments are those that the Company is generally obligated to fund at the request of the borrower or upon the occurrence of events outside of the Company’s direct control. As of December 31, 2005, the Company had 38 loans with unfunded commitments totaling $1.37 billion, of which $38.7 million was discretionary and $1.33 billion was non-discretionary. In addition, the Company has $83.7 million of non-discretionary unfunded commitments related to ten CTL investments. These commitments generally fall into two categories: (1) pre-approved capital improvement projects; and (2) new or additional construction costs. Upon funding, the Company would receive additional operating lease income from the customers. Further, the Company had three equity investments with unfunded non-discretionary commitments of $29.3 million.

Ratings Triggers—The $1.50 billion unsecured revolving credit facility that the Company has in place at December 31, 2005, bore interest at LIBOR + 0.875% per annum at that date based on the Company’s senior unsecured credit ratings of BBB- from S&P, Baa3 from Moody’s and BBB- from Fitch Ratings. This rate was reduced from LIBOR + 1.00% due to the Company achieving an investment grade senior unsecured debt rating from S&P in October 2004. Due to the Company achieving upgrades from S&P and Moody’s in 2006 (see below), the facility’s interest rate has decreased to LIBOR + 0.70% per annum.

On February 9, 2006, S&P upgraded the Company’s senior unsecured debt rating to BBB from BBB- and raised the ratings on its preferred stock to BB+ from BB. On February 7, 2006, Moody’s upgraded the Company’s senior unsecured debt rating to Baa2 from Baa3 and raised the ratings on its preferred stock to Ba1 from Ba2. On January 19, 2006, Fitch Ratings upgraded the Company’s senior unsecured debt rating to BBB from BBB- and raised our preferred stock rating to BB+ from BB, with a stable outlook. The upgrades were primarily a result of the Company’s further migration to an unsecured capital structure, including the recent repayment of the STARs Notes.

As a result of the upgrades in 2006 of the Company’s senior unsecured debt ratings by S&P, Moody’s and Fitch, the financial covenants, including limitations on incurrence of indebtedness and maintenance of unencumbered assets compared to unsecured indebtedness, in some series of the Company’s publicly held debt securities are not operative. If the Company were to be downgraded from its current ratings by either S&P or Moody’s, these financial covenants would become operative again.

On October 6, 2004, Moody’s upgraded the Company’s senior unsecured debt ratings to Baa3 from Ba1. The upgraded rating reflected the shift towards unsecured debt and the resulting increase in unencumbered assets, the continued profitable growth in the Company’s business franchise, the strong quality of both the structured finance and CTL business and the active management of those businesses.

On October 5, 2004, the Company’s senior unsecured credit rating was upgraded to an investment grade rating of BBB- from BB+ by S&P as a result of the Company’s positive track record of improving performance through a slightly difficult real estate cycle, its strong underwriting and servicing capabilities, the increase in capital base, the shift towards unsecured debt to free up assets and the staggering of maturities on secured debt.

Except as described above, there are no other ratings triggers in any of the Company’s debt instruments or other operating or financial agreements at December 31, 2005.

Transactions with Related Parties—During 2005, the Company invested in a substantial minority interest of Oak Hill Advisors, L.P., Oak Hill Credit Alpha MGP, OHSF GP Partners II, LLC and Oak Hill Credit Opportunities MGP, LLC (see Note 6 to the Company’s Consolidated Financial Statements for more detail).  In relation to the Company’s investment in these entities, it appointed to its Board of Directors a member that holds a substantial investment in these same four entities. During 2005, the Company had an investment in iStar Operating Inc. (“iStar Operating”), a taxable subsidiary that, through a wholly-owned subsidiary, services the Company’s loans and certain loan portfolios owned by third parties. The Company owned all of the non-voting preferred stock and a 95% economic interest in iStar Operating. An entity controlled by a former director of the Company, owned all of all the voting common stock and a 5% economic interest in iStar Operating. On December 31, 2005, the Company acquired all the voting common stock and the remaining 5% economic interest in iStar Operating for a nominal amount and simultaneously merged it into an existing taxable REIT subsidiary of the Company.

As more fully described in Note 12 to the Company’s Consolidated Financial Statements, during 2004, certain affiliates of Starwood Opportunity Fund IV, L.P. and the Company’s Executive Officer have reimbursed the Company for the value of restricted shares awarded to the Company’s former President in excess of 350,000 shares.

DRIP/Stock Purchase Plan—The Company maintains a dividend reinvestment and direct stock purchase plan. Under the dividend reinvestment component of the plan, the Company’s shareholders may purchase additional shares of Common Stock without payment of brokerage commissions or service charges by automatically reinvesting all or a portion of their Common Stock cash dividends. Under the direct stock purchase component of the plan, the Company’s shareholders and new investors may purchase shares of Common Stock directly from the Company without payment of brokerage commissions or service charges. All purchases of shares in excess of $10,000 per month pursuant to the direct purchase component are at the Company’s sole discretion. Shares issued under the plan may reflect a discount of up to 3.00% from the prevailing market price of the Company’s Common Stock. The Company is authorized to issue up to 8.0 million shares of Common Stock pursuant to the dividend reinvestment and direct stock purchase plan. During the 12 months ended December 31, 2005 and 2004, the Company issued a total of approximately 433,000 and 427,000 shares of its Common Stock, respectively, through both plans. Net proceeds during the 12 months ended December 31, 2005 and 2004 were approximately $17.4 million and $17.6 million, respectively. There are approximately 2.7 million shares available for issuance under the plan as of December 31, 2005.

Stock Repurchase Program—The Board of Directors approved, and the Company has implemented, a stock repurchase program under which the Company is authorized to repurchase up to 5.0 million shares of its Common Stock from time to time, primarily using proceeds from the disposition of assets or loan repayments and excess cash flow from operations, but also using borrowings under its credit facilities if the Company determines that it is advantageous to do so. As of December 31, 2005, the Company had repurchased a total of approximately 2.3 million shares at an aggregate cost of approximately $40.7 million. The Company has not repurchased any shares under the stock repurchase program since November 2000, however, the Company issued approximately 1.2 million shares of its treasury stock during 2005 (See Note 10 to the Company’s Consolidated Financial Statements).

Critical Accounting Estimates

The Company’s Consolidated Financial Statements include the accounts of the Company, all majority-owned and controlled subsidiaries and all entities consolidated under FASB Interpretation No. 46R. The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying consolidated financial statements. In preparing these financial statements, management has made its best estimates and judgments of certain amounts included in the financial statements, giving due consideration to materiality. The Company does not believe that there is a great likelihood that materially different amounts would be reported related to the accounting policies described below. However, application of these accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates.

Management has the obligation to ensure that its policies and methodologies are in accordance with GAAP. During 2005, management reviewed and evaluated its critical accounting policies and believes them to be appropriate. The Company’s accounting policies are described in Note 3 to the Company’s Consolidated Financial Statements. Management believes the more significant of these to be as follows:

Revenue Recognition—The most significant sources of the Company’s revenue come from its lending operations and its CTL operations. For its lending operations, the Company reflects income using the effective yield method, which recognizes periodic income over the expected term of the investment on a constant yield basis. For CTL assets, the Company recognizes income on the straight-line method, which effectively recognizes contractual lease payments to be received by the Company evenly over the term of the lease. Management believes the Company’s revenue recognition policies are appropriate to reflect the substance of the underlying transactions.

Reserve for Loan Losses—The Company’s accounting policies require that an allowance for estimated credit losses be reflected in the financial statements based upon an evaluation of known and inherent risks in its private lending assets. While the Company and its private predecessors have experienced minimal actual losses on their lending investments, management considers it prudent to reflect reserves for loan losses on a portfolio basis based upon the Company’s assessment of general market conditions, the Company’s internal risk management policies and credit risk rating system, industry loss experience, the Company’s assessment of the likelihood of delinquencies or defaults, and the value of the collateral underlying its investments. Actual losses, if any, could ultimately differ from these estimates.

Allowance for doubtful accounts—The Company’s accounting policy requires a reserve on the Company’s accrued operating lease income receivable balances and on the deferred operating lease income receivable balances. The reserve covers asset specific problems (e.g., bankruptcy) as they arise, as well as, a portfolio reserve based on management’s evaluation of the credit risks associated with these receivables.

Impairment of Long-Lived Assets—CTL assets represent “long-lived” assets for accounting purposes. The Company periodically reviews long-lived assets to be held and used in its leasing operations for impairment in value whenever any events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. In management’s opinion, based on this analysis, CTL assets to be held and used are not carried at amounts in excess of their estimated recoverable amounts.

Risk Management and Financial Instruments—The Company has historically utilized derivative financial instruments only as a means to help to manage its interest rate risk exposure on a portion of its variable-rate debt obligations (i.e., as cash flow hedges). Some of the instruments utilized are pay-fixed swaps or LIBOR-based interest rate caps which are widely used in the industry and typically with major financial institutions. The Company’s accounting policies generally reflect these instruments at their fair value with unrealized changes in fair value reflected in “Accumulated other comprehensive income (losses)” on the Company’s Consolidated Balance Sheets. Realized effects on the Company’s cash flows are generally recognized currently in income.

However, when appropriate the Company enters into interest rate swaps that convert fixed-rate debt to variable rate in order to mitigate the risk of changes in fair value of its fixed-rate debt obligations. The Company reflects these instruments at their fair value and adjusts the carrying amount of the hedged liability by an offsetting amount.

Income Taxes—The Company’s financial results generally do not reflect provisions for current or deferred income taxes. Management believes that the Company has and intends to continue to operate in a manner that will continue to allow it to be taxed as a REIT and, as a result, does not expect to pay substantial corporate-level taxes. Many of these requirements, however, are highly technical and complex. If the Company were to fail to meet these requirements, the Company would be subject to Federal income tax.

Executive Compensation—The Company’s accounting policies generally provide cash compensation to be estimated and recognized over the period of service. With respect to stock-based compensation arrangements, as of July 1, 2002 (with retroactive application to the beginning of the calendar year), the Company has adopted the fair value method allowed under SFAS No. 123 as amended by SFAS No. 148 on a prospective basis which values options on the date of grant and recognizes an expense equal to the fair value of the option multiplied by the number of options granted over the related service period. These arrangements are often complex and generally structured to align the interests of management with those of the Company’s shareholders. See Note 12 to the Company’s Consolidated Financial Statements for a detailed discussion of such arrangements and the related accounting effects.

On February 11, 2004, the Company entered into a new employment agreement with its Chief Executive Officer which took effect upon the expiration of the old agreement. During 2004, the Company also entered into a three-year employment agreement with its President. In addition, during 2002, the Company entered into a three-year employment agreement with its Chief Financial Officer. See Note 12 to the Company’s Consolidated Financial Statements for a more detailed description of these employment agreements.

In addition, during 2004 and 2005 the Chief Executive Officer purchased an 80% and 75% interest in the Company’s 2006 and 2007 high performance unit program for executive officers, respectively. The President also purchased a 20% interest in both the Company’s 2005 and 2006 high performance unit program for executive officers, and a 25% interest in the Company’s 2007 high performance unit program for executive officers. These performance programs were approved by the Company’s shareholders in 2003 and are described in detail in the Company’s 2003 annual proxy statement. The purchase price paid by the Chief Executive Officer and President is based upon a valuation prepared by an independent investment banking firm. The interests purchased by the Chief Executive Officer and President will only have nominal value to them unless the Company achieves total shareholder returns in excess of those achieved by peer group indices, all as more fully described in the Company’s 2003 annual proxy statement.

New Accounting Standards

In March 2005, the FASB released FASB Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations.” FIN 47 clarifies that the term conditional asset retirement obligation as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”), as a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement. Thus, the timing and/or method of settlement may be conditional on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred—generally upon acquisition, construction, or development and/or through the normal operation of the asset. Uncertainty about the timing and/or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. SFAS No. 143 acknowledges that in some cases, sufficient information may not be available to reasonably estimate the fair value of an asset retirement obligation. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation.  The Company adopted FIN 47 during 2005 and it did not have a significant impact on the Company’s Consolidated Financial Statements.

In December 2004, the FASB released Statement of Financial Accounting Standards No. 153 (“SFAS No. 153”), “Accounting for Non-monetary Transactions.” SFAS No. 153 requires non-monetary exchanges to be accounted for at fair value, recognizing any gain or loss, if the transactions meet a commercial-substance criterion and fair value is determinable. SFAS No. 153 is effective for nonmonetary transactions occurring in fiscal years beginning after June 15, 2005. The Company does not expect that the implementation of this standard will have a significant impact on the Company’s Consolidated Financial Statements.

In June 2005, the Emerging Issues Task Force reached a consensus on EITF 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.” EITF 04-5 states that a sole general partner is presumed to control a limited partnership (or similar entity) and should consolidate the limited partnership unless one of the following two conditions exist: (1) the limited partners possess substantive kick-out rights, or (2) the limited partners possess substantive participating rights. A kick-out right is defined as the substantive ability to remove the sole general partner without cause or otherwise dissolve (liquidate) the limited patnership. Substantive participating rights are when the limited partners have the substantive right to participate in certain financial and operating decisions of the limited partnership that are made in the ordinary course of business. The consensus guidance in EITF 04-5 is effective for all agreements entered into or modified after June 29, 2005. For all pre-existing agreements that are not modified, the consensus is effective as of the beginning of the first fiscal reporting period beginning after December 15, 2005. The Company does not expect that the implementation of this standard will have a significant impact on the Company’s Consolidated Financial Statements.

In December 2004, the FASB released Statement of Financial Accounting Standards No. 123R (“SFAS No. 123R”), “Share-Based Payment.” This standard requires issuers to measure the cost of equity-based service awards based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award or the requisite service period (typically the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. The Company will initially measure the cost of liability based service awards based on their current fair value. The fair value of that award will be remeasured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite service period will be recognized as compensation cost over that period. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments. If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification. Companies can comply with FASB No. 123R using one of three transition methods: (1) the modified prospective method; (2) a variation of the modified prospective method; or (3) the modified retrospective method. The provisions of this statement are effective for interim and annual periods beginning after June 15, 2005. The Company will adopt SFAS No. 123R as of January 1, 2006, and is still evaluating the financial impact on the Company’s Consolidated Financial Statements.

Item 7a. Quantitative and Qualitative Disclosures about Market Risk

Market Risks

Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices and equity prices. In pursuing its business plan, the primary market risk to which the Company is exposed is interest rate risk. Consistent with its liability management objectives, the Company has implemented an interest rate risk management policy based on match funding, with the objective that variable-rate assets be primarily financed by variable-rate liabilities and fixed-rate assets be primarily financed by fixed-rate liabilities.

The Company’s operating results will depend in part on the difference between the interest and related income earned on its assets and the interest expense incurred in connection with its interest-bearing liabilities. Competition from other providers of real estate financing may lead to a decrease in the interest rate earned on the Company’s interest-bearing assets, which the Company may not be able to offset by obtaining lower interest costs on its borrowings. Changes in the general level of interest rates prevailing in the financial markets may affect the spread between the Company’s interest-earning assets and interest-bearing liabilities. Any significant compression of the spreads between interest-earning assets and interest-bearing liabilities could have a material adverse effect on the Company. In addition, an increase in interest rates could, among other things, reduce the value of the Company’s interest-bearing assets and its ability to realize gains from the sale of such assets, and a decrease in interest rates could reduce the average life of the Company’s interest-earning assets.

A substantial portion of the Company’s loan investments are subject to significant prepayment protection in the form of lock-outs, yield maintenance provisions or other prepayment premiums which provide substantial yield protection to the Company. Those assets generally not subject to prepayment penalties include: (1) variable-rate loans based on LIBOR, originated or acquired at par, which would not result in any gain or loss upon repayment; and (2) discount loans and loan participations acquired at discounts to face values, which would result in gains upon repayment. Further, while the Company generally seeks to enter into loan investments which provide for substantial prepayment protection, in the event of declining interest rates, the Company could receive such prepayments and may not be able to reinvest such proceeds at favorable returns. Such prepayments could have an adverse effect on the spreads between interest-earning assets and interest-bearing liabilities.